Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

October 31, 2014

CONTACT: Tom Fitzgerald

703-903-2476

THOMAS M. GOLDSTEIN ELECTED TO

FREDDIE MAC BOARD OF DIRECTORS

MCLEAN, VA-- Freddie Mac (OTCQB: FMCC) today announced that Thomas M. Goldstein was elected as a director on the company’s board. Goldstein, 55, has held a variety of senior executive positions with several prominent companies over the course of his career and has extensive financial services, insurance, mortgage banking and risk management experience.

“Tom will be an excellent addition to the Freddie Mac Board of Directors,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “He is an experienced senior executive with demonstrated leadership skills and a deep understanding of mortgage banking and risk management practices. We expect Tom to bring valuable insights to the board during a critical time for the national housing finance industry.”

From April 2011 to June 2014, Goldstein was senior vice president and CFO of the Protection Division of Allstate Insurance Company. Goldstein also served in several executive and finance positions for LaSalle Bank Corporation, including as chairman, CEO and president of ABN AMRO Mortgage Group from 2005 to 2007 and as CFO of LaSalle Bank Corp. from 2002 to 2004. Previously, he spent ten years with Morgan Stanley Dean Witter in several roles, including as vice president and head of finance, risk management, model development and investor relations of SPS Transaction Services.

Goldstein earned a bachelor’s degree from Union College and a master’s degree in business administration from the Wharton School at the University of Pennsylvania.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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